Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF ELEPHANT TALK COMMUNICATIONS CORP.

The undersigned, for the purposes of amending the Certificate of Incorporation of Elephant Talk Communications Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The Board of Directors of the Corporation (the “Board”) duly adopted in accordance with Section 141 of the DCGL at a meeting of the Board on May 10, 2016, a resolution proposing and declaring advisable the following amendment to Article I of the Certificate of Incorporation of said Corporation:

FIRST: The name of the corporation is “Pareteum Corporation” (the “Corporation”).

SECOND: The holders of a majority of the issued and outstanding voting stock of the Corporation have voted in favor of said amendment at a duly convened meeting of the stockholders of the Corporation.

THIRD: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation of the Corporation to be duly executed by the undersigned this 1st day of November, 2016.

ELEPHANT TALK COMMUNICATIONS CORP.

By:/s/ Robert H. Turner
Name: Robert H. Turner
Title: Executive Chairman